Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-1 of Metromile, Inc. of our report dated November 25, 2020, relating to the consolidated financial statements of Metromile, Inc., as of December 31, 2019 and 2018, and for the years then ended (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the adoption of new accounting standards), and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

February 12, 2021